UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 12, 2017

FREQUENCY ELECTRONICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8061	11-1986657
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Charles Lindbergh Blvd., Mitchel Field, NY	11553
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 794-4500

____________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(a)          Effective September 12, 2017, Ryan J. Levenson resigned from the Board of Directors of Frequency Electronics, Inc. (the “Company”). Mr. Levenson was a member of the Company’s Audit Committee.
 A copy of Mr. Levenson’s resignation letter is attached hereto as Exhibit 17.1 and a copy of an earlier letter from Mr. Levenson to the Board of Directors of the Company referenced in the resignation letter is attached hereto as Exhibit 17.2.
(c)          On September 12, 2017, the Company appointed Dr. Stanton Sloane, age 65, as Chief Operating Officer (“COO”) of the Company. Dr. Sloane has served as a director of the Company since August 2016 and is a member of the Company’s Audit Committee and Compensation Committee.  Dr. Sloane was President and Chief Executive Officer of Comtech Telecommunications Corp. (Nasdaq: CMTL) from January 2015 until September 2016 and a director of Comtech from January 2012 until September 2016.  Prior to joining Comtech, Dr. Sloane was President and Chief Executive Officer (“CEO”) and a director of Decision Sciences International Corporation, a privately-held advanced security and detection systems company, from August 2011 through January 2015.  Prior to that, he served as President and CEO and a Directors of SRA International, Inc. ("SRA"), an information solutions company. He served as President and CEO of SRA from April 2007 through July 2011, during which time he helped lead the sale of SRA to a private equity firm.  Prior to joining SRA, he was Executive Vice President of Lockheed Martin's Integrated Systems & Solutions from June 2004 until April 2007.  He began his business career with General Electric Aerospace in 1984 and progressed through engineering, program management, and business development assignments in a variety of GE Aerospace and subsequently Lockheed Martin businesses.  He also served as an officer in the U.S. Navy from 1976 until 1981.  Dr. Sloane holds a bachelor's degree in Professional Studies (Aeronautics) from Barry University, a master's degree in Human Resources Management from Pepperdine University, and a Doctor of Management degree from the Weatherhead Business School at Case Western Reserve University.
In connection with his appointment as COO of the Company, Dr. Sloane will be granted an annualized base salary of $250,000 and, under the Company’s 2005 Stock Award Plan, will be granted time-based stock appreciation rights to purchase 25,000 shares of the Company’s common stock, with vesting to occur in four equal installments on each of the four anniversaries of the grant date subject to his continued employment through each applicable vesting date.  Dr. Sloane also will be eligible to receive certain incentive payments for the procurement of certain new contracts, which incentive payments are expected to be equal to point-one percent (0.1%) of the Company’s direct contract value.  Under certain conditions, Dr. Sloane will be eligible to receive a severance payment equal to one times his base salary if he is terminated for any reason other than for cause or, in certain circumstances, upon a change of control of the Company.  A copy of the press release issued by the Company announcing Dr. Sloane’s appointment is attached hereto as Exhibit 99.1.
(e)          Effective September 12, 2017, the Company increased the annual salary of Steven L. Bernstein, the Company’s Chief Financial Officer, from $150,000 per year to $175,000 per year.  The Company also approved the following incentive bonus for the 2018 fiscal year for Mr. Bernstein: (i) upon the divestiture of Gillam-FEI, an amount equal to 0.15% of the acquisition price, (ii) an amount equal to 0.15% of the manufacturing license price for certain Rubidium Atomic Frequency Standard Models, (iii) upon divestiture of FEI-Asia, a portion of an amount equal to 0.15% of the acquisition price.
Additionally, on September 12, 2017, the Company approved the following incentive bonuses for the 2018 fiscal year for Oleandro Mancini, Senior VP of Business Development: (i) upon the divestiture of Gillam-FEI, an amount equal to 0.7% of the acquisition price, (ii) an amount equal to 0.7% of the manufacturing license price for certain Rubidium Atomic Frequency Standard Models, (iii) upon divestiture of FEI-Asia, a portion of an amount equal to 0.7% of the acquisition price and (iv) 0.1% of the FEI-NY bookings to be distributed to Mr. Mancini and to members of his sales and marketing team at his discretion.  The bonus calculations described in this paragraph and the immediately preceding paragraph will be computed at the conclusion of the 2018 fiscal year and upon the completion of the annual audit of the consolidated financial statements of the Company.

Item 9.01.                      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
17.1	Resignation letter, dated September 12, 2017, from Ryan Levenson to the Board of Directors of the Company

17.2	Letter, dated September 12, 2017, from Ryan Levenson of Privet Fund Management LLC to the Board of Directors of the Company*

99.1	Press Release issued by Frequency Electronics, Inc. on September 13, 2017

* Confidential treatment has been requested for portions of this document. The omitted portions of this document have been filed with the Commission as required by Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2017	FREQUENCY ELECTRONICS, INC. By: /s/ Steven Bernstein Name: Steven Bernstein Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
17.1	Resignation letter, dated September 12, 2017, from Ryan Levenson to the Board of Directors of the Company

17.2	Letter, dated September 12, 2017, from Ryan Levenson of Privet Fund Management LLC to the Board of Directors of the Company*

99.1	Press Release issued by Frequency Electronics, Inc. on September 13, 2017

* Confidential treatment has been requested for portions of this document. The omitted portions of this document have been filed with the Commission as required by Rule 24b-2 under the Securities Exchange Act of 1934, as amended.